EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
New Century Financial Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-56514, 333-36129, 333-32709, 333-68467, 333-53665) on Form S-8 and No. 333-66694 on Form S-3 of New Century Financial Corporation of our report dated January 31, 2002, relating to the consolidated balance sheets of New Century Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of New Century Financial Corporation.

KP	MG LLP

Los Angeles, California
February 22, 2002